Exhibit 99.1 Earnings Release of August 7, 2008

HENNESSY ADVISORS, INC. ANNOUNCES THIRD QUARTER EARNINGS OF $0.06 PER SHARE

Novato, CA – August 7, 2008 – Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.06 for the third quarter, which ended June 30, 2008, versus $0.17 for the prior comparable period. Diluted earnings per share for the nine months ended June 30, 2008 were $0.25 per share, versus $0.53 for the prior comparable period. The decline in earnings is attributable to decreased mutual fund assets under management. Total mutual fund assets were $1.1 billion at June 30, 2008, compared to $1.9 billion at June 30, 2007.

“With the housing slump, credit crunch, price of oil and historically low levels of consumer confidence, the financial markets are as volatile and jittery as I have seen in my nearly 30-year career,” said Mr. Hennessy. “With history as our guide, we know the long-term prospects of the market remain fundamentally strong, and the company is positioning itself for the future by building our distribution and sales efforts. We have recently hired a new President of Hennessy Funds, who will focus on increasing distribution, and have recently announced a new sales partnership with Merrill Lynch,” he added. “Additionally, we continue to strengthen our balance sheet, as evidenced by a 6.5% increase in retained earnings and an 18.2% reduction in total debt since the prior fiscal year end.”

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Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
Third Quarter	June 30, 2008	June 30, 2007	$ Change	% Change
Total Revenue	$2,318,452	$3,990,446	$(1,671,994)	-41.9%
Net Income	$340,662	$1,024,243	$(683,581)	-66.7%
Earnings per share diluted	$0.06	$0.17	$(0.11)	-64.7%
Weighted Average number of shares outstanding	5,801,472	5,959,184	(157,712)	-2.6%

	Nine Months Ended
Year-to-Date	June 30, 2008	June 30, 2007	$ Change	% Change
Total Revenue	$8,114,303	$12,345,827	$(4,231,524)	-34.3%
Net Income	$1,456,279	$3,153,783	$(1,697,504)	-53.8%
Earnings per share (diluted)	$0.25	$0.53	$(0.28)	-52.8%
Weighted Average number of shares outstanding	5,822,314	5,952,636	(130,322)	-2.2%

At Period Ending Date	June 30, 2008	June 30, 2007	$ Change	% Change
Mutual Fund Assets Under Management	$1,094,790,511	$1,913,869,612	$(819,079,101)	-42.8%

At Period Ending Date	June 30, 2008	Sep. 30, 2007	$ Change	% Change
Total Debt, including current portion	$7,031,323	$8,599,210	$(1,567,887)	-18.2%
Retained Earnings	$15,358,382	$14,417,331	$941,051	6.5%

Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to a family of mutual funds. Hennessy Advisors, Inc. is committed to their time-tested, quantitative stock selection formulas and disciplined money management approach.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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